Amendment No. 1 to Pricing Supplement No. 0172 	   Rule 424(b)(2)
Dated July 9, 1997		                          		   File number:  333-7229

(To Prospectus dated July 12, 1996 and
Prospectus Supplement dated November 8, 1996)


Subordinated Medium-Term Notes, Series F
Due Nine Months or More From Date of Issue
Fixed Rate Notes

Principal Amount:                                    $  50,000,000.00
Issue Price:                                               100%   (1)

Commission or Discount:                    2.460%    $   1,230,000.00
Proceeds to Company:                      97.540%    $  48,770,000.00


Agent:                            Merrill Lynch & Co., as Principal  (1)

Original Issue Date:              July 22, 1997

Stated Maturity Date:             August 15, 2012

Cusip #:                          63858S-BH-1

Form:                             Book entry only

Interest Rate:                    7.040% per annum


Interest Payment Dates:           Monthly, 15th of each month,
                            				  commencing on August 15, 1997


Discount Note?                                              No

May the Notes be redeemed by the Company prior to maturity? Yes (See below)

The notes will be subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring August 15, 2001 and on any Interest Payment Date occurring in February or August thereafter at a redemption price equal to 100% of the principal amount of the Notes, plus accrued interest thereon, if any, upon at least 30 calendar days prior notice, as described in the Prospectus Supplement.


May the notes be repaid prior to maturity at the option of the holder?  No



(1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by Merrill Lynch & Co.